SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
To Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 23, 2003

BAM! ENTERTAINMENT, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-32989 (Commission File Number)	77-0553117 (I.R.S. Employer Identification No.)

333 West Santa Clara Street, Suite 716
San Jose, California 95113
(Address of Principal Executive Offices, Including Zip Code)

(408) 298-7500
(Registrant’s Telephone Number, Including Area Code)

Item 5. Other Events

In December 2003, we received notice from Aardman Animations Ltd (“Aardman”) that it was terminating with immediate effect its licensing and publishing agreement (the “Agreement”) with us for purported breaches of certain terms of the Agreement by us. On March 24, 2004, Aardman filed a claim with the High Court of England and Wales seeking a declaration that the Agreement has been validly terminated. We dispute the alleged breaches, and are contesting the claim for termination, and will be seeking equitable protection of our interests. At December 31, 2003, prepaid royalties included $410,000 with respect to unamortized royalties under this Agreement.

In February 2004, Frontier Developments Limited (“Frontier”) filed with the High Court of England and Wales payment claims totaling approximately GBP 335,000 ($600,000) under a development agreement entered into in October 2003 between it and our UK subsidiary. Under this agreement, certain deliverables are required to be made by Frontier on a weekly and monthly basis. We are entitled to withhold payment if the deliverables are either incomplete or not made in accordance with the terms of the Agreement. We contend that, for the sums invoiced, the deliverables either have not been received or are incomplete. The claim will be heard by the High Court on April 7, 2004. At December 31, 2003, we had accrued and expensed $250,000 within Research and Development costs with respect to services we believe had been provided by Frontier under this agreement.

Item 7: Exhibits

99.1 Press release dated March 25, 2004

Item 9. Regulation FD Disclosure

On March 24, 2004, the Registrant’s Board of Directors reached an agreement with the board of directors of VIS entertainment plc (“VIS”), a Scottish developer of interactive entertainment software products, on the terms of recommended offers to be made by the Registrant for the entire issued share capital of VIS. The Registrant has also entered into an agreement with SOE Development Limited (“SOED”), a company set up to fund the development of State of Emergency 2, one of VIS’ key properties. The agreement with the shareholders of SOED provides for the Registrant to acquire the entire issued share capital of SOED, which is conditional, among other things, on the offer for VIS becoming or being declared unconditional in all respects. A copy of the press release is filed herewith as Exhibit 99.1.

SIGNATURES

Pursuant to the requirements of the Exchange Act, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: March 26, 2004	BAM! ENTERTAINMENT, INC.
	By:	/S/ STEPHEN AMBLER
	Name:	Stephen Ambler
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
Exhibit 99.1	Press Release dated March 24, 2004